EXHIBIT 2.2

SHAREHOLDERS’ AGREEMENT

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this "Agreement") dated as of ___________ __, 2004 is entered into by and among PET CAPITAL PARTNERS, LLC (“PET”), ABSOLUTE RETURN EUROPE FUND (“ARE”), NAFT VENTURES I LLC (“NAFT”), MARC H. BELL (“Bell”), DANIEL STATON (“Staton”), CARE CONCEPTS I, INC., a Delaware corporation (“CCI”); and PENTHOUSE MEDIA GROUP INC., formerly known as GENERAL MEDIA, INC., a Delaware corporation (the “Company”), as amended from time to time to add such other person(s) who may hereafter become a party to this Agreement.  PET, ARE, NAFT, Bell, Staton, individually and together with their respective Affiliates, are hereinafter sometimes individually referred to as a “Bell/Staton Group Party” and collectively referred to as the “Bell/Staton Group Parties.”  The Bell/Staton Group Parties and CCI and such other persons who may hereafter become a party to this Agreement are sometimes referred to herein individually as a "Shareholder" and collectively as the "Shareholders."

Recitals

A.

Concurrently herewith certain of the Bell/Staton Group Parties have sold to CCI and CCI has purchased from such Bell/Staton Group Parties an aggregate of 483,815 shares (the "CCI Stock") of non-voting common stock of the Company, $.01 par value per share (the “Company Common Stock”) pursuant to the terms and conditions of that certain Settlement and Securities Purchase Agreement, dated September __, 2004 (the “Purchase Agreement”);

B.

CCI is the “Permitted Assignee” (as that term is defined in the Purchase Agreement) of Granite Financial Partners LLC (“Granite”).  Accordingly, all references in the Purchase Agreement to the term “Purchaser” or “the Purchaser” shall mean and refer only to CCI.

C.

Pursuant to the terms of the Purchase Agreement (i) the shares of CCI Stock are intended to represent an equal number and percentage of the outstanding shares of the voting common stock of the Company owned by the Bell/Staton Group; and (ii) subject to the provisions of the Purchase Agreement and this Agreement, it is the intention of CCI and the other Parties to the Purchase Agreement that, until such time as this Agreement shall be terminated in accordance with the terms hereof, the management of the Company and its current and future direct and indirect Subsidiaries (collectively, the “Corporations”) and control of the board of directors of the Corporations shall be vested in the Bell/Staton Group Parties; and

D.

The Shareholders and the Company have agreed that it is in their mutual best interest and in the best interest of the Company to provide certain rights, obligations and restrictions with respect to (i) the management of the Company, and (ii) the shares of Company Common Stock now or hereafter owned by any Shareholder and/or any other capital stock of the Company, preferred stock or other securities that are convertible into, exchangeable for or having rights to purchase shares of capital stock of the Company (such capital stock, securities, preferred stock and Common Stock are hereinafter referred to collectively as “Stock”).

Agreement

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and other valuable consideration, the receipt, adequacy and sufficiency whereof are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby covenant and agree as follows:

ARTICLE 1

Definitions

1.1

Purchase Agreement. Unless otherwise separately defined in this Agreement, all capitalized terms, when used herein, shall have the same meaning as are defined in the Purchase Agreement

ARTICLE II

Co-Sale Rights

2.1

Tag Along Rights.

(a)

In the event any one or more Shareholder, whether acting individually or as a group (a “Transferring Shareholder(s)”) proposes to sell, assign or otherwise transfer (collectively,”Transfer”) to any Person (other than another Shareholder or an Affiliate of a Transferring Shareholder) in any one or a series of transactions, a number of shares of Stock owned of record or beneficially by such Transferring Shareholder(s) or its or their Affiliate(s) that shall represent, in the aggregate, 10% or more of the then outstanding shares of Stock of the Company, such Transferring Shareholder shall deliver a written notice (the “Sale Notice”) to the Company and to each other Shareholder, specifying in reasonable detail the identity of the proposed transferee(s) and the terms and conditions of the proposed Transfer.  Any Shareholder may elect to participate in the contemplated Transfer, on the same terms and conditions as the Transferring Shareholder or its or their Affiliates, by delivering written notice to the Transferring Shareholder or its or their Affiliates within twenty (20) days after receipt by such Shareholder of the Sale Notice.  If any Shareholder elects to participate in such Transfer, such Shareholder will be entitled to sell in the contemplated Transfer, at the price per share of Stock offered by the proposed transferee in the Transfer, for each share of Stock held by such Shareholder on a fully-diluted basis (after giving effect to the conversion into Common Stock of all securities convertible into such Common Stock or exercise of outstanding warrants, options or other rights to purchase Common Stock), and otherwise on the same terms and conditions as the Transferring Shareholder(s) or its or their Affiliate(s), a number of shares of Stock determined by multiplying (i) the number of shares of Stock to be sold in the contemplated transfer, by (ii) the quotient determined by dividing (A) the number of shares of Stock held by such Shareholder, by (B) the sum of (1) the aggregate number of shares of Stock held by the Shareholders electing to participate in such Transfer and (2) the aggregate number of shares of Stock held by the Transferring Shareholder(s) and/or its or their Affiliate(s).

(b)

Each Shareholder who elects to participate in a Transfer pursuant to this Article II (each such Shareholder, a "Participant") shall effect its participation in the Transfer by promptly delivering to the Transferring Shareholder for Transfer to the prospective purchaser one or more certificates, properly endorsed for Transfer, which represent the type and number of shares of Stock which such Participant elects to sell.

(c)

The stock certificate or certificates that the Participant delivers to the Transferring Shareholder pursuant to this section shall be transferred to the prospective purchaser in consummation of the Transfer of the Common Stock pursuant to the terms and conditions specified in the Sale Notice, and the Transferring Shareholder shall concurrently therewith remit to each Participant that portion of the proceeds to which such Participant is entitled by reason of its participation in such Transfer.  To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Participant exercising its rights of co-sale hereunder, the Transferring Shareholder shall not sell or otherwise Transfer to such prospective purchaser or purchasers any Stock unless and until, simultaneously with such sale or Transfer, such Transferring Shareholder shall purchase such shares or other securities from such Participant on the same terms and conditions specified in the Sale Notice.

(d)

The exercise or non-exercise of the rights of the Shareholders hereunder to participate in one or more Transfers of Stock made by a Transferring Shareholder shall not adversely affect their rights to participate in subsequent Transfers of Stock subject to this section.

2.2

Obligation to Sell.  So long as a majority of the Company’s Board of Directors has been designated by the Bell/Staton Group Parties, in the event the Company or any of the Bell/Staton Group Parties receive(s) a written bona fide offer from a Person which is not an Affiliate of Bell or Staton to purchase all or substantially all of the assets of the Corporations or all of the outstanding shares of Stock of the Company, regardless of the form of the proposed transaction, whether by purchase of assets or Stock, merger, tender offer, consolidation or like combination (a “Sale of Control”), at the written request of the Company or the Bell/Staton Group Parties (each a “Selling Party”), as the case may be, all other Shareholders (including any Affiliate of a Shareholder then owning shares of Stock)) shall participate pro rata in such Sale of Control and/or vote all of such Shareholder’s shares of Stock in favor of the transaction. The Selling Party shall give to each of the Shareholders a notice (an “Obligation to Sell Notice”) containing a description of the material terms of such proposed Sale of Control transaction including the name and address of the proposed transferee, the number of shares of Stock to be sold, the consideration per share offered for such shares by the proposed transferee, the payment terms and closing date, which shall be a date not less than sixty (60) days after the giving of the Obligation to Sell Notice, and including a copy of any written offer, letter of intent, term sheet or contract of sale.  All Shareholders shall be treated equally under this Section 2.2.  It shall be a condition of the obligation to sell under this Section 2.2 that all material facts and circumstances and all material aspects of any transaction under this Section 2.2 shall be fully disclosed.

ARTICLE III

Corporate Governance

3.1

Boards of Directors. For so long as CCI shall be the record and beneficial owner of 100% of the Subject Shares of Reorganized GMI (with such percentage subject to reduction at the rate of 1% for each 4,838 Subject Shares in excess of the minimum 241,908 Subject Shares acquired by CCI), each Bell/Staton Group Party hereby agrees that he or it will vote all of his or its shares of Stock of the Company and the Corporations, whether now owned or hereafter acquired, in favor of the election as a member of the board of directors of each of the Company and the Corporations (collectively, the “Boards of Directors”) one (1) representative of CCI (the “CCI Board Representative”).  In addition to one CCI Board Representative, the Boards of Directors shall permit a second representative of CCI to attend meetings as an invited guest; provided, such Person shall have no right to vote or otherwise participate in meetings. The CCI Board Representative and the invited guest shall be Persons who shall be reasonably acceptable to the Bell/Staton Group Parties; provided, that neither Dr. Luis Enrique Molina Galeana, The Molina Vector Investment Trust, a California Trust, any executive officer of Penthouse International Inc., a Florida Corporation, nor any of their Affiliates or associates shall serve as the CCI Board Representative, without the prior written approval of Bell and Staton, acting on behalf of the Bell/Staton Group Parties.  In the event that the initial CCI Board Representative shall fail or be unable to serve as a member of the Boards of Directors, such vacancy shall be filled solely by another designee of CCI reasonably acceptable to the Bell/Staton Group Parties.  At each regular or special meeting of the Shareholders of the Company or any of the Corporations called for the purpose, in whole or in part, to elect directors of any such Corporation, all Shareholders shall vote all of their shares of Stock to implement the provisions of this Section 3.1.  It is understood and agreed that the foregoing agreement of the Bell/Staton Group Parties shall terminate upon the sale or transfer of any of their Reorganized GMI Common Stock to any Person who is not an Affiliate of such transferor, but only with respect to the voting of such sold or transferred shares of Reorganized GMI Common Stock.

The Company and the Corporations shall, from and after the Effective Date of the Plan: (A) conduct regularly scheduled in-person joint meetings of the Boards of Directors of the Company and the Corporations not less than quarterly and within 45 days after the end of each fiscal quarter; (B) provide written notice (delivered by hand, certified mail, facsimile transmission or email) of such regular meetings to all members of the Boards of Directors not less than ten (10) days prior to the dates of such meetings;  and (C) furnish all members of the Boards of Directors with the most currently available financial information and reports concerning the Company and the Corporations, including the Annual Financial Statements and quarterly financial statements referred to in Section 3.3(i) and (ii) below.  Unless prior notice shall be waived, special meetings of the Boards of Directors may be called in-person or by telephone conference call upon not less than one (1) business day prior notice (delivered by hand, certified mail, facsimile transmission or email) to all members of the Boards of Directors and to such legal counsel as may, from time to time, be designated by the CCI Board Representative as his or her counsel.

3.2

Management of the Corporations.  The Company and the Corporations shall be managed solely by the respective Boards of Directors of each of the Company and the Corporations, and, subject at all times to the provisions of this Article III, such Boards of Directors shall have the sole authority to manage, control and operate the Company and the Corporations, establish policy, enter into agreements, consummate acquisitions, financings and other transactions, appoint, hire or fire all executive officers, agents, professional and others providing services to any or all of the Company and the Corporations, and otherwise exercise all functions and authority otherwise granted to a board of directors of a Delaware corporation.

3.3

Financial Statements.  The Shareholders do hereby agree that for so long as CCI shall continue to be the record and beneficial owner of at least 50% of the Subject Shares (with such percentage subject to reduction at the rate of 1% for each 9,676 Subject Shares in excess of the minimum 241,908 Subject Shares acquired by CCI):

(i)

within 90 days after the end of each fiscal year, the Company and the Corporations shall furnish to all Shareholders (including CCI) consolidated financial statements as at such fiscal year end at for the fiscal year then ended (the “Annual Financial Statements”) complying in all material respects with Regulation S-X promulgated under the Securities Act; which Annual Financial Statements shall be audited by a recognized accounting firm designated by the Boards of Directors (the “Accountants”); and

(ii)

within 45 days after the end of each of its fiscal quarters, the Company and the Corporations shall furnish to all shareholders (including CCI) unaudited consolidated balance sheets, statements of operations and statements of cash flows complying in all material respects with Regulation S-X promulgated under the Securities Act, which shall have been reviewed (but not audited) by the Accountants and certified as accurate by the chief financial officer of the Company or such Corporation.

3.4

Indemnification.  The Company shall not amend the indemnification provisions of the Company’s Certificate of Incorporation (as amended, the “Charter”) or Bylaws to either (i) eliminate or reduce any of the rights and benefits created by this Agreement, or to (ii) eliminate or reduce the indemnification provided for all directors, who became directors on or after the Effective Date, and such provisions as so written shall be deemed to be a contract with each director who became a director on or after the Effective Date, regarding his or her indemnification by the Company.  The Company shall also enter into separate indemnification agreements with each director who became a director on or after the Effective Date.

ARTICLE IV

Related Party Transactions

4.1

Certain Related Party Transactions. Except as otherwise expressly provided in this Agreement, from and after the Effective Date of the Plan and thereafter for so long as CCI or any of its Affiliates shall continue to own 100% of the aggregate number of Subject Shares (with such percentage subject to reduction at the rate of 1% for each 4,838 Subject Shares in excess of the minimum 241,908 Subject Shares acquired by CCI), none of the Company and the Corporations shall (i) make any loans or advances, (ii) sell, lease or otherwise assign or transfer any assets or properties of any of the Company and the Corporations (whether tangible or intangible), or (iii) enter into any agreement, license, joint venture or related arrangement or transaction, whether written or oral with (individually or collectively, a “Related Party Transaction”), to or with any of Bell, Staton, their Affiliates or any other of the Bell/Staton Group Parties or any Affiliate of any of such Persons (individually, a “Related Party” and collectively, “Related Parties”), unless and until, prior to the consummation thereof, such Related Party Transaction (A) shall have, as to its terms and conditions, been fully disclosed in writing to all members of the Boards of Directors (including the CCI Board Representative), and (B) shall have been approved in writing by either of the CCI Board Representative or by CCI.  Notwithstanding the foregoing (x) the Boards of Directors of the Company and the Corporations shall have the sole right to engage all attorneys, accountants or other professionals to render services on behalf of the Company and the Corporations, irrespective of whether or not the same constitutes a Related Party Transaction, and (y) the Company and the Corporations may lease office space from the Bell/Staton Group Parties or their Affiliates in Boca Raton, Florida, under a five year “triple net” lease, providing for rental of $15.00 per square foot and $9.00 per square foot for common area maintenance, and the Company and the Corporations may enter into a renewal of such lease and any other lease of space from the Related Parties; provided, such leases are at market rates and customary terms for offices leases in the area.

4.2

Acquisitions of Securities by Related Parties. From and after the Effective Date of the Plan, neither GMI nor any of the Corporations shall issue or sell to any Related Party, and no Related Party shall purchase or otherwise receive from any of the Corporations, any notes, debentures, or any shares of capital stock, options, warrants, rights or other securities of any of the Corporations (individually and collectively, a “Securities Acquisition”), unless (i) all of the terms and conditions of such Securities Acquisition shall have been fully disclosed in writing to all members of the Boards of Directors (including the CCI Board Representative) not less than twenty (20) days prior to consummation thereof, (ii) the terms and conditions of the proposed Securities Acquisition shall, in the aggregate, be no less favorable to the Corporations (individually and collectively) than the terms and conditions of a financing that are otherwise available to any or all of the Corporations from any unaffiliated Person that is not a Related Party, and (iii) CCI shall be offered an opportunity to participate, on a pro-rata basis (determined by relation to the percentage by which the outstanding New GMI Common Stock then owned by CCI bears to the outstanding New GMI Common Stock owned by the Related Party or Related Parties) with the Related Party or Related Parties in such Securities Acquisition, and upon the same terms and conditions.

4.3

Related Party Financing Agreements.  From and after the Effective Date of the Plan and for long as the Related Parties shall have, directly or indirectly, designated a majority of the Board of Directors of the Company and the Corporations, no Related Party shall (i) in his or its capacity as a lender, declare a default or otherwise accelerate the indebtedness evidenced by the New GMI Term Loan Notes, the Indenture relating to the New GMI Term Loan Notes, under the Exit Financing Facility, or under any amendments, modifications or restatements of any of the foregoing (each a “Related Party Financing Agreement”), solely by reason of the occurrence and continuation of a non-monetary default under any such Related Party Financing Agreement or (ii) in his or its capacity as a lender, absent a monetary default, amend, modify, restate or otherwise change the terms of any Related Party Financing Agreement that, individually or in the aggregate, would be materially adverse to the Corporations.  In the event that a monetary default under any of the Related Party Financing Agreements should occur and be continuing, if any Related Party shall elect to advance additional funds to the Corporations, the covenants and provisions contained in Section 4.2 above shall be applicable to any such additional financing or any amendment, modification or restatement to any Related Party Financing Agreement that may be proposed by any Related Party.

4.4

Limitations on Certain Remuneration.  The Shareholders do hereby agree that, from and after the Effective Date of the Plan and thereafter for so long as CCI of any of its Affiliates shall continue to own 100% of the aggregate number of Subject Shares (with such percentage subject to reduction at the rate of 1% for each 4,838 Subject Shares in excess of the minimum 241,908 Subject Shares acquired by CCI), without the prior written consent of the CCI Board Representative or CCI, neither GMI nor any of the Corporations shall:

(i)

create or establish any stock option, stock purchase or other stock bonus plan or stock pool (a “Stock Plan”), or grant or issue any employee stock options, warrants or other rights to purchase New GMI Common Stock or capital stock of any of the Corporations (“Stock Rights”) that, individually or in the aggregate, would exceed 10% of the then outstanding shares of New GMI Common Stock or capital stock of any other Corporation, on a fully-diluted basis, after giving effect to all then outstanding securities convertible into or exercisable or exchangeable for shares of New GMI Common Stock or capital stock of any of the Corporations (“Fully-Diluted Stock”);

(ii)

grant to any one or more Related Party any Stock Rights that would exceed, individually or in the aggregate, three (3%) percent of the Fully-Diluted Stock of New GMI or any other

Corporations; provided, that in the event and to the extent that either Bell or Staton shall, pursuant to two year or longer employment agreements acceptable to the Board of Directors of the reorganized GMI, devote substantially all of their business and professional time to the Company and the Corporations, such three (3%) percent limitation may be increased by such Board of Directors to up to six (6%) percent;

(iii)

make any payments of cash or other property, whether as salaries, bonuses, management fees, consulting fees, performance bonuses, loans, advances, or otherwise to any one or more Related Party (collectively, “Related Party Payments”) that, individually or in the aggregate, would exceed on an annual basis more than ten percent (10%) of the net income before income taxes of the Corporations; provided, that (A) no Related Party Payments may be made if the same would cause any default or event of default to occur under any loan agreement or other credit facility to which the Corporations, or any of them, may be a party, and (B) subject to the foregoing limitations, Bell and Staton shall be entitled to receive annual compensation (which shall not include reimbursement for actual out-of-pocket business expenses, accompanied by vouchers therefore) from the Corporations (x) initially, not to exceed an aggregate of $500,000 per annum, and (y) subject to increase in each fiscal year of the Corporations following the first anniversary of the Effective Date of the Plan, at the rate of ten (10%) of the consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the Corporations; provided, that in no event shall the aggregate annual compensation from the Corporations payable to Bell and Station exceed $1,000,000 per annum.  In addition, Bell and Staton shall be entitled to participate in any bonus pool or program approved by the Board of Directors of the Corporations; provided that such participation by both Bell and Staton shall not exceed 50% of such bonus pool.  Notwithstanding the foregoing, the limitations on Related Party Payments set forth in this Section 4.4(iii) shall not be applicable to compensation paid to employees of Affiliates of Bell and Staton who perform actual services for any of the Corporations and who receive customary and reasonable compensation; which compensation shall not be deemed a Related Party Payment for purposes of this Section 4.4(iii).

ARTICLE V

Miscellaneous

5.1

No Right of Employment.  No Shareholder shall have any right of employment or other benefits, or any right to be a Director or officer of the Company, solely as a consequence of owning Stock in the Company.  Each Shareholder who is a Director or officer of the Company acknowledges that, if the Board of Directors determines that salary or other compensation (other than dividends) shall be paid to any Director or officer of the Company, the Company shall be under no obligation to pay each other Director or officer a proportionate share of such salary or compensation.

5.2

Filing of Agreement.  A copy of this Agreement, as amended from time to time, shall be filed with and retained by the Secretary of the Company.

5.3

Company Designee.  All rights granted to the Company by the terms of this Agreement may be exercised by such person, persons, entity or entities as the Board of Directors of the Company, in its sole discretion, shall designate acting by vote or unanimous written consent.

5.4

Termination of Agreement.

(a)

This Agreement shall terminate as to any Shareholder upon the transfer of 50% or more, in the aggregate, of his or its Stock; provided, that any transferee of any shares of Stock from a Shareholder, which is an Affiliate of such Shareholder, shall, as a condition to any such Transfer, execute a counterpart of this Agreement pursuant to which such transferee shall assume all of the rights and obligations hereunder.

(b)

This Agreement shall, as to all Parties hereto, terminate and be of no further force or effect upon the earliest to occur of: (i) consummation of a Sale of Control, or (ii) consummation of an underwritten initial public offering of securities of the Company or the “reverse merger” of the Corporations with or into a publicly traded company.

5.5

Endorsement of Stock Certificates.  So long as a Shareholder’s Stock shall be subject to this Agreement, all certificates representing such Shareholder’s Stock owned by the Shareholders shall have conspicuously endorsed thereon a legend substantially as follows:

“TRANSFER RESTRICTED

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS UPON TRANSFER PURSUANT TO A SHAREHOLDERS’ AGREEMENT BY AND AMONG THE COMPANY AND ITS SHAREHOLDERS.  A COPY OF THE SHAREHOLDERS’ AGREEMENT MAY BE OBTAINED FROM THE COMPANY WITHOUT CHARGE UPON THE WRITTEN REQUEST OF THE HOLDER HEREOF.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SHARES UNDER THAT ACT AND ANY APPLICABLE STATE SECURITIES LAWS, UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, AN EXEMPTION FROM REGISTRATION THEREUNDER IS AVAILABLE.”

5.6

Binding Effect; Joinder Agreeement.  This Agreement shall inure to the benefit of and be binding upon the Company and each of the Shareholders who are parties hereto, and their respective Affiliates, heirs, executors, successors or assigns.  For so long as this Agreement shall remain in force and effect any assignee of a Shareholder (which is an Affiliate of such Shareholder) shall, as a condition to consummation of the Transfer of any Stock to such Person, execute and deliver to the Company and to all other Shareholders a joinder or counterpart of this Agreement, pursuant to which such Person shall agree to be bound by all of the terms and conditions of this Agreement, as though an original party signatory hereto.

5.7

Entire Agreement.  This Agreement represents the complete agreement among the parties hereto with respect to the transactions contemplated hereby and supersedes all prior written or oral agreements and understandings.

5.8

Pronouns.  Whenever the context of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and any reference to the singular or plural shall be interchangeable with the other.

5.9

Separability.  The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if any such invalid or unenforceable provisions were omitted.

5.10

Headings.  The headings in this Agreement have been inserted for convenience of reference only and shall not constitute a part of this Agreement.

5.11

Adjustments.  If there shall be any change in the Stock of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, anti-dilution addition, combination or exchange of shares, or the like (any such event being an “Adjustment”), all of the terms and provisions of this Agreement shall apply to any new, additional or different shares or securities issued as a result of such Adjustment and the price and number of securities subject to the provisions hereof shall be adjusted accordingly.

5.12

Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the date of transmittal of services via telecopy to the party to whom notice is to be given (with a confirming copy delivered within 24 hours thereafter), or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or via a nationally recognized overnight courier providing a receipt for delivery and properly addressed as set forth on Schedule I hereto.  Any party may change its address for purposes of this paragraph by giving notice of the new address to each of the other parties in the manner set forth above.

5.13

Failure to Comply with the Provisions of this Agreement.  In addition to any other legal or equitable remedies which it or they may have, the Company and the Shareholders may enforce their rights under any provision of this Agreement by actions for specific performance (to the extent permitted by law) and each party hereto acknowledges and agrees that the parties hereto will be irreparably damaged in the event that this Agreement is breached.  Further, the Company may refuse to transfer on its books record ownership of Stock which shall have been sold or transferred in violation of this Agreement or to recognize any transferee as one of the Company’s shareholders for any purpose (including without limitation, for purposes of dividend and voting rights) until all applicable provisions of this Agreement have been complied with in full.  All remedies provided by this Agreement are in addition to other remedies provided by law.

5.14

Waiver, Amendment.  This Agreement may not be amended or modified, and no provision hereof may be waived, without the written consent of both (i) the BSG Representatives (or in the event of their deaths or inability to serve, members of the Bell/Station Group Parties holding at least a majority of all of the shares of Stock owned by all Bell/Station Group Parties, and (ii) CCI or its Permitted Transferee.

5.15

Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original and all of which together shall constitute but one and the same document.

5.16

Governing Law.  This Agreement is executed and delivered in the State of New York, and this Agreement shall be governed by and construed in accordance with the laws of the State of New York for all purposes and in all respects, without regard to the conflict of laws provisions of such state.

IN WITNESS WHEREOF, the Company and the Shareholders have executed this Shareholders’ Agreement as of the day and year first above written.

THE COMPANY:

GENERAL MEDIA, INC.

By: __________________________

THE SHAREHOLDERS:

PET CAPITAL PARTNERS, LLC

By:

Naft Ventures I LLC, Managing Member

By __________________________

Name:

Marc H. Bell

Title:

Managing Member

EUROPEAN CATALYST FUND

By:

Pet Capital Partners LLC, Attorney-in-Fact

By:

Naft Ventures I LLC, Managing Member

By __________________________

Name:

Marc H. Bell

Title:

Managing Member

NAFT VENTURES I LLC

By:___________________________

Name:

Marc H. Bell

Title:

Managing Member

______________________________

MARC H. BELL

______________________________

DANIEL C. STATON

CARE CONCEPTS I, INC.

By ___________________________

Name:

_______________________

Title:

_______________________

SCHEDULE I

General Media, Inc.

2 Penn Plaza

New York, NY  10001

Care Concepts I, Inc.

All other parties:

c/o Mark Bell Capital Partners LLC

6800 Broken Sound Parkway

Boca Raton, FL  33487